Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Andrew Berger, Chairman, President and Chief Executive Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Names Ezekiel J. Kruglick as a Director and Enters into a Real Property Purchase Agreement

Saint Paul, Minn., September 2, 2021 -- Autoscope Technologies Corporation (“Autoscope”) (Nasdaq: AATC) today announced that Ezekiel (“Zeke”) J. Kruglick has been appointed to its Board of Directors, effective September 1, 2021, and that Image Sensing Systems, Inc. ("ISNS"), a wholly-owned subsidiary of Autoscope, entered into a real property purchase agreement.

Dr. Kruglick has served on the Board of Directors of Cognitive Battery Systems since October 2017.  Since January 2021, Dr. Kruglick has served as a Technical Advisor to the Board of PaperClip Inc., a leading supplier of enterprise cloud content management services that enable document management, communications, and data transcription focused on achieving “Straight Through Processing”.  Dr. Kruglick also served as Chief Executive Officer and Director of Ardent Research, a full service research and development boutique firm specializing in technology development, from November 2009 to April 2021, when it was sold.  From July 2016 to January 2020, Dr. Kruglick served as a Technical Advisor to the Executive Chairman and Board of Directors of ISNS.  Dr. Kruglick received his B.S. and M.S. in electrical engineering and computer science from the University of California, Los Angeles, and his Ph.D. in electrical engineering and computer science from the University of California, Berkeley.

Andrew T. Berger, Autoscope’s CEO and Executive Chairman, commented, “The addition of Dr. Kruglick to the Board of Autoscope Technologies Corporation further enforces the transformation of the Company into an organization that will build winning businesses anchored by innovation and rapid development.  Dr. Kruglick has developed over 700 patents during his career, which highlights his ability to think about innovation.  As a former technical advisor to the ISNS's board of directors, we witnessed first-hand Dr. Kruglick's acumen, and we are now honored to have him join the Company's board to continue our mission of building the next chapter.”

On August 27, 2021 ISNS and TJ&Z Family Limited Partnership, a Minnesota limited partnership ("TJ&Z"), entered into a real property Purchase Agreement (the "Agreement").  The real property being purchase by ISNS under the Agreement is located at 1115 Hennepin Avenue, Minneapolis, Minnesota, with a purchase price for the property of $2,050,000, subject to adjustments if certain conditions are not satisfied.

The Agreement provides ISNS with sixty days after August 27, 2021 (the "Inspection Period") in which to undertake any studies, tests, investigations, and inspections of the property.  Under the Agreement, the closing of the purchase and the sale of the property is subject to certain contingencies, including that ISNS shall have received, on or before the end of the Inspection Period, the commitments for the financing necessary and sufficient, in ISNS's sole discretion, to implement ISNS's plans to complete the purchase of the property.  The Agreement also contains representations and warranties made by each of ISNS and TJ&Z to the other party.  The closing of ISNS's purchase of the property is expected to occur within 15 days after the expiration of the Inspection Period.

1

Exhibit 99.1

About Autoscope Technologies Corporation

Autoscope Technologies Corporation creates value through owning and supporting operating subsidiaries and investments, anchored by core investments in the fields of technology and engineering.

Autoscope's main subsidiary is Image Sensing Systems, Inc.  Image Sensing Systems, Inc. (ISS) is a global company committed to providing above-ground technology products for advanced traffic management systems, traffic data collection applications, and related markets.  ISS pioneered video image processing, also known as machine vision, for vehicle detection and continues to be a technology leader today.  ISS' industry leading products include the Autoscope® video detection family and the RTMS® radar detection family.

With more than 140,000 instances sold in over 70 countries worldwide, Image Sensing Systems remains dedicated to helping improve safety and efficiency for cities and highways by providing meaningful and reliable data through innovative technologies, applications, and solutions.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.